UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

Commission file number of the issuing entity: 333-142235-04

ML-CFC Commercial Mortgage Trust 2007-8
(Exact name of issuing entity as specified in its charter)

Commission file number of depositor: 333-142235

Merrill Lynch Mortgage Investors, Inc.
(Exact name of registrant as specified in its charter)

Countrywide Commercial Real Estate Finance, Inc.
(Exact name of sponsor as specified in its charter)

Merrill Lynch Mortgage Lending, Inc.
(Exact name of sponsor as specified in its charter)

KeyBank National Association
(Exact name of sponsor as specified in its charter)

Delaware	13-3416059
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4 World Financial Center, 250 Vesey Street New York, New York	10080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code, is (212) 449-1000

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 6 - Other Events

Item 6.02 Change of Servicer or Trustee.

Pacific Life Insurance Company (“PLIC”) has replaced Midland Loan Services, Inc. as special servicer on the mortgage loan identified as Peninsula Beverly Hills (the “Peninsula Beverly Hills Loan Combination”), pursuant to a provision in the co-lender agreement, which the Peninsula Beverly Hills Loan Combination is subject, that provides that the holder of the subordinate note has the right to replace the special servicer on such loan. PLIC has certified that it is on the S&P Select Servicer List as a U.S. Commercial Mortgage Special Servicer. PLIC is paying the costs for the transfer of the special servicing duties for the Peninsula Beverly Hills Loan Combination, if any.

PLIC is a stock life insurance company and has more than 25 years of experience in special servicing of commercial mortgage loans. PLIC’s special servicing department provides immediate support to the commercial loan servicing department on asset valuations, problem properties, portfolios and borrowers. The functions of the special servicing unit include immediate response on all problem situations upon a servicing transfer from the related master servicer, risk mitigation, appraisal review and asset valuation.

PLIC will not have primary responsibility for custody services of original documents evidencing the Peninsula Beverly Hills Loan Combination.  PLIC may from time to time have custody of certain of such documents as necessary for enforcement actions or otherwise.  To the extent that PLIC has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which PLIC was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of PLIC as master servicer, primary servicer or special servicer, as applicable, including as a result of PLIC’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.  PLIC has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by PLIC in securitization transactions.

From time-to-time PLIC may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business.  PLIC does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Peninsula Beverly Hills Loan Combination pursuant to the pooling and servicing agreement.

As of June 30, 2007, PLIC was named special servicer on 126 loans in 12 commercial mortgage-backed securitizations, with an outstanding principal balance of $1.7 billion and was specially servicing two commercial mortgage loans included in securitizations totaling $2.7 million. Over the past 20 years, PLIC has worked out approximately 190 commercial mortgage loans and assets valued at approximately $1.7 billion.

Procedures relating to loan workout, foreclosure, bankruptcy management and REO property have remained consistent over the past ten years. PLIC’s special servicing group’s asset resolution experience is diverse and includes such property types as assisted living, hospitality and golf courses.

SIGNATURES*
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH MORTGAGE INVESTORS, INC.
Date:	November 20, 2007	By:

/s/ David M. Rodgers
Name: David M. Rodgers
Title: Executive Vice President Chief Officer in Charge of Commercial Mortgage Securitization